Filed Pursuant to Rule 433

Registration No. 333-128286

October 13, 2006

Pricing Term Sheet

Issuer:	Vectren Utility Holdings, Inc.
Security:	5.95% Insured Quarterly Notes due 2036
Maturity Date:	October 1, 2036
Ratings:	AAA by Standard & Poor’s/Aaa by Moody’s
Coupon:	5.95% per annum, payable quarterly
Proceeds to Issuer:	96.85% of principal amount ($968.50 per note)
Insured by:	Financial Guaranty Insurance Company
Expected settlement date:	October 18, 2006
Underwriter:	Edward D. Jones & Co., L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-441-2357.